CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the Registration Statement on Form N-IA of our report dated December 19, 2007, relating to the financial statements and financial highlights which appear in the October 31, 2007 Annual Reports of the Heritage Capital Appreciation Trust, Heritage Growth and Income Trust, Heritage Income Trust - High Yield Band Fund and Heritage Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings ”Financial Highlights” and “Independent Registered Certified Public Accounting Firm” in such Registration Statement.

Tampa, Florida
September 12, 2008